UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2022
JAMF HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39399	82-3031543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Washington Ave S, Suite 1100 Minneapolis, MN		55401
(Address of principal executive offices)		(Zip Code)
(612) 605-6625
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	JAMF	The NASDAQ Stock Market LLC

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced by Jamf Holding Corp. (“Jamf” or the “Company”) on August 4, 2022, in connection with current Jamf Chief Financial Officer Jill Putman’s resignation, Jamf has appointed Ian Goodkind, Jamf’s current Chief Accounting Officer, to succeed Ms. Putman, effective September 1, 2022. In connection therewith, on August 8, 2022, Jamf entered into an “at will” letter agreement with Mr. Goodkind.

Pursuant to the letter agreement, Mr. Goodkind will (1) receive an annual base salary of $345,000 (subject to standard review and adjustment by the Compensation & Nominating Committee of Jamf’s Board of Directors), (2) be eligible to receive an annual cash bonus targeted at 75% of Mr. Goodkind’s base salary, and (3) be eligible to participate in health and welfare benefit programs offered to other Company employees.

In addition, under the letter agreement, upon a termination of Mr. Goodkind’s employment by the Company without Cause or by Mr. Goodkind for Good Reason (as those terms are defined in the letter agreement) (each, a “Qualifying Termination”) and subject to Mr. Goodkind’s execution of a separation and release agreement, the Company will be obligated to pay to Mr. Goodkind, in addition to any Accrued Amounts (as defined below): (A), a cash severance payment for the applicable severance period; and (B) amounts due for COBRA continuation coverage for the applicable severance period; provided, that in the event a Qualifying Termination occurs during a Change of Control Period (as discussed further below). Jamf would additionally be obligated to pay or provide to Mr. Goodkind a prorated bonus for the calendar year that includes the termination date based on deemed achievement of the performance criteria at target levels, and 100% of Mr. Goodkind’s then outstanding unvested equity awards that vest based on continued employment or service will accelerate and vest as of the termination date. “Accrued Amounts” include: (i) any unpaid base salary through the termination date; (ii) any bonus earned but unpaid with respect to the calendar year ending on or preceding the termination date; (iii) any accrued but unused vacation, payable in accordance with the Company’s vacation policy as in effect on the termination date; and (iv) reimbursement for any unreimbursed business expenses incurred through the termination date. The Change of Control Period means the one-year period immediately following a Change of Control and the three-month period immediately preceding a Change of Control. Change of Control has the meaning set forth in the Company’s 2020 Omnibus Incentive Plan (which was filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and is incorporated by reference herein). The applicable severance period for a Qualifying Termination without Change in Control is six months and the applicable severance period for Qualifying Termination with Change in Control is twelve months.

In addition, Mr. Goodkind is subject to Jamf’s standard confidentiality, invention assignment, non-solicit, non-compete, and arbitration agreement.

The above summary of Mr. Goodkind’s letter agreement does not purport to be complete and is qualified in its entirety by the letter agreement, a copy of which is attached hereto as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Letter Agreement dated August 8, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMF HOLDING CORP.
Date: August 12, 2022	By:	/s/ Jeff Lendino
	Name:	Jeff Lendino
	Title:	Chief Legal Officer